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Exhibit 11

Statement Regarding the Computation of Basic and Diluted Per Share Earnings

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                                           1997          1996           1995
                                       -----------    -----------    ----------
Basic earnings per common share              $1.49          $0.99        $1.19
Basic average shares outstanding         5,903,868      5,919,977    5,881,129
Diluted earnings per common share            $1.49          $0.99        $1.19
Diluted average share outstanding        5,918,571      5,933,411    5,895,803

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